Hycor CONTACT:  Reg Jones
                                       Senior Vice President and
                                       Chief Financial Officer
                                       (714) 933-3000

                                       LabCorp CONTACT: Pam Sherry
                                       Vice President Investor Relations
                                       (336) 584-5171, Ext. 4855


FOR IMMEDIATE RELEASE
---------------------

  HYCOR AND  LABCORP-REGISTERED TRADEMARK- ANNOUNCE SUPPLY
                          AGREEMENT

GARDEN GROVE, CALIFORNIA AND BURLINGTON, NORTH CAROLINA -
SEPTEMBER 30, 1999 - Hycor Biomedical Inc. (NASDAQ: HYBD) and Laboratory Corporation of America-Registered Trademark-
Holdings (LabCorp-Registered Trademark-) (NYSE: LH) today announced the signing of a three-year supply agreement.
Under the terms of the agreement, Hycor will serve as the primary supplier of IN VITRO allergy testing reagents to LabCorp.

J. David Tholen, Hycor President and Chief Executive
Officer, said, "The signing of the agreement formalizes the relationship between Hycor and LabCorp. Although we have done business together for many years, this agreement strengthens our relationship and provides Hycor opportunities for additional growth. We are proud to be a supply partner to one of the largest allergy testing laboratories in the United States."

"Since allergic disease affects some 20% of the general population, LabCorp continues to build capabilities to test for a wide range of allergens and distinguish allergy problems for the patients we serve," said Dr. Myla Lai-Goldman, LabCorp Executive Vice President, Chief Scientific Officer and Medical Director. "Hycor offers a broad allergen menu, and augments LabCorp's strategy of expanding its array of specialized assays with innovative technologies to aid in the diagnosis and treatment of disease."

The matters discussed in this report are forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the results anticipated in the forward-looking statements. These risks and uncertainties include, but are not limited to, economic, competitive, governmental and technological factors affecting the Companies' operations, markets, products, services and prices and other factors discussed in the Companies' filings with the Securities and Exchange Commission.

Hycor Biomedical Inc. discovers, develops, manufactures, and markets diagnostic products for a variety of human medical conditions. These products include high quality automated instrument and reagent systems that use blood samples to test for more than 900 different allergies and autoimmune disorders, and urinalysis controls and disposable products under the KOVA-Registered Trademark- brand, the market leader in standardized microscopic urinalysis. Hycor products are used by physicians and clinical laboratories all over the world to provide accurate, reliable test results for physicians and their patients. Headquartered in Garden Grove, California with facilities in Germany, Scotland, and France, Hycor employs more than 175 people worldwide and serves customers in more than 50 countries. Visit Hycor's web site at http://www.hycorbiomedical.com.

Laboratory Corporation of America-Registered Trademark-Holdings (LabCorp-Registered Trademark-) is a national clinical laboratory with annual revenues of $1.6 billion in 1998. With approximately 18,400 employees and over 100,000 clients nationwide, the company offers more than 2,000 clinical tests, ranging from simple blood analyses to more sophisticated technologies. Included in LabCorp's network of 25 major laboratories are three Centers of Excellence. The Center for Molecular Biology and Pathology, in Research Triangle Park (RTP), North Carolina, develops applications for polymerase chain reaction (PCR) technology. Its Center for Occupational Testing in RTP is the world's largest substance abuse testing facility, and the Center for Esoteric Testing in Burlington, North Carolina, performs the largest volume of rare analyses in the network. LabCorp's clients include physicians, state and federal governments, managed care organizations, hospitals, clinics, pharmaceutical and Fortune 1000 companies, and other clinical laboratories. Visit LabCorp's web site at http://www.labcorp.com.

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